Exhibit 10.45

DEFERRED COMPENSATION AGREEMENT

BETWEEN

COMBINED INSURANCE COMPANY OF AMERICA

AND

RICHARD M. RAVIN

This Deferred Compensation Agreement (Agreement) entered into this 8th day of Jan 1983 by and between Combined Insurance Company of America, an Illinois insurance corporation located at 707 Skokie Blvd., Northbrook, Illinois (Combined) and Richard M. Ravin, who is employed by Combined as Vice-President Divisional Manager, New Diamond Division of  Combined, residing at 3136 Hemlock Lane, Northbrook, Illinois 60062 (Employee),

WITNESSETH:

WHEREAS, the Employee desires to defer any bonus(es) and SIP renewals he may become eligible for during the year 1983 (other than Combined’s Christmas bonus and the first $10,000 of contractual bonus(es)), and

WHEREAS, Combined is agreeable to such deferral.

NOW THEREFORE, in consideration of the Employee’s future services for Combined and other good and valuable consideration, Combined and the Employee do hereby agree as follows:

1.                               Amount Deferred.  Subject to the limitation hereinafter set forth in this paragraph, the Employee hereby agrees to defer receiving from Combined any bonus(es) (other than the first $10,000 of contractual bonus(es) and Combined’s usual Christmas bonus) and any SIP renewals, which may become payable to the Employee during the period from January 1, 1983 to December 31, 1983, (Accumulation Period), if the amount of such bonus(es) and SIP renewals exceeds $2,000.  The amount deferred hereunder shall not exceed 20% of the Employee’s aggregate compensation paid to him on December 31, 1983.  In the event that the Employee becomes entitled to receive a bonus(es) and SIP renewals in excess of such limitation, Combined shall release for payment to the Employee the excess portion of such bonus(es) and SIP renewals. The amount deferred under this Agreement is hereinafter referred to as the “proceeds”.

2.                               Interest.

a.                  During the Accumulation Period.   As of December 31, 1983, interest shall be credited with respect to the amount deferred under this Agreement for the number of full calendar months remaining in the Accumulation Period after the date(s) on which the bonus(es) and SIP renewals become payable at an annual rate as determined by averaging the one year Treasury bill yield as published by the Federal Reserve Bank of St. Louis on a bank discount basis through the secondary market for such months comprising the Accumulation Period.

b.                 After the Accumulation Period.   Commencing on January 1, 1984, the proceeds of this Agreement shall bear interest compounded semi-annually at an annual rate determined as of July 1st and January 1st of each year by averaging the one year Treasury bill yield as published monthly by the Federal Reserve Bank of St. Louis on a bank discount basis through the secondary market for the last 6 months immediately prior thereto.

3.                              Payment of Proceeds.  The proceeds payable to the Employee personally shall be paid in a lump sum.

The date of payment of the proceeds shall be the first to occur of the following:

a.                               January 1, l988; (or upon termination of employment with Combined if later;) or

b.                               30 days following the death of the Employee.

Notwithstanding anything herein contained to the contrary, the Executive Committee of the Board of Directors of Combined shall have the right in its sole discretion to alter the manner of payment or accelerate the date of payment.

4.                               Beneficiary The proceeds of this Agreement payable on the death of the Employee or unpaid at the death of the Employee shall be paid in a lump sum to the beneficiary designated in writing by the Employee.  If no beneficiary is so designated, payment will be made to the employee’s estate. The Employee may change the designated beneficiary of this Agreement by filing with Combined notice of such change.

5.         Miscellaneous.

a.                      Nothing contained in this Agreement shall be construed as conferring upon the Employee the right to continue in the employ of Combined as an executive or in any other capacity.

b.                     The proceeds of this Agreement are to be paid from general corporate funds.

c.                      The right to receive payment hereunder is personal, nonassignable and nontransferrable.

d.                     This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties on the date first above written have executed this Agreement.

COMBINED INSURANCE COMPANY OF AMERICA

ATTEST:

	By	/s/ ILLEGIBLE

	By	/s/ Richard M. Ravin
Richard M. Ravin